April 29, 2008
For Immediate Release

Media Contact:	Investor Contact:

Jessica Lindl	Jane A. Freeman
Vice President of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-6784	(510) 625-2281
jlindl@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports First Quarter Results
Revenue of $9.1 Million

Oakland, CA, April 29, 2008 - Scientific Learning (NASDAQ: SCIL), a leading provider of brain fitness solutions for the education market, today announced its revenue for the quarter ended March 31, 2008 was $9.1 million, compared to $8.8 million for the quarter ended March 31, 2007, an increase of 3%. Deferred revenue totaled $19.8 million on March 31, 2008 compared to $16.2 million as of March 31, 2007.

“In the first quarter, we made eight sales over $100,000, the same number as in the first quarter of 2007. The first quarter is by far the smallest quarter of the year for sales, however, it is a very important marketing quarter, laying the ground work for rest of the year,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “We were very successful in the first quarter moving qualified leads from our well attended brain-based seminars into the sales pipeline.

“Andy Myers assumed his new responsibilities as President and Chief Operating Officer bringing an exceptional set of skills, experiences, and passion to our important mission.” stated Mr. Bowen. “Andy’s first 90 days have been excellent, and we are already seeing his impact on the K-12 business.”

“During my 90 days at Scientific Learning, I’ve been focused on talking to customers and employees,” said Mr. Myers. “Based on those conversations, I am even more impressed with the results we can achieve for students through the use of Fast ForWord® and Reading Assistant™ software. In order to improve alignment with our customers, increase sales effectiveness and sales rep productivity, we have implemented a number of changes in our sales and services organization as well as aligned the overall organizational structure to better support accelerating the growth of our K-12 business.”

“This quarter was also our first quarter since the acquisition of the Reading Assistant business. The integration is going as planned, and we are pleased with the sales performance of the Reading Assistant in the quarter,” said Mr. Bowen. “Our customers and our sales organization are reacting positively to this technology solution designed to improve reading fluency.”

Gross margins were 68% in the first quarter of 2008, compared to 71% in the same quarter of 2007. The decline in gross margins was the result of a shift in sales mix to a higher proportion of service and support revenue, and a decline in product gross margin primarily due to amortization and materials costs for the Reading Assistant. This was partially offset by increased service and support gross margins, which improved to 44% in the first quarter of 2008 from 33% in the first quarter of 2007.

Operating expenses in the first quarter of 2008 increased 19% and totaled $11.1 million, compared to $9.3 million in the first quarter of 2007. Over half of the increase in operating expenses was due to the acquisition of the Reading Assistant business and the Reading Assistant research and development team. The operating loss for the quarter was $4.9 million, compared to an operating loss of $3.1 million in the first quarter of 2007.

The net loss for the quarter was $4.7 million, and the loss per share was $.27, compared to a net loss of $2.6 million and $.15 per share in the first quarter of 2007.

Cash and equivalents totaled $4.7 million on March 31, 2008, compared to $12.1 million on March 31, 2007. Accounts receivable totaled $4.7 million at quarter end, the same as at the end of the first quarter of last year. The primary reason for the decline in cash was due to the acquisition of the Reading Assistant, which was an all cash transaction of $10.7 million.

Conference Call Information

The call will be broadcast over the Internet on Tuesday, April 29, 2008 at 5:00 p.m. EDT / 2:00 p.m. PDT. The conference call will be available live on the Investor Information portion of the Company’s website at www.scilearn.com/investorinfo. The conference call can also be accessed at 877-397-0298 (domestic) or 719-325-4869 (international). Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call 888-203-1112 (domestic) and 719-457-0820 international and enter the replay passcode: 4397158.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning’s Reading Assistant™ combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

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SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended March 31,

	2008	2007

Revenues:
Products	$4,590	$5,453
Service and support	4,448	3,359
Other	47	—

Total revenues	9,085	8,812

Cost of revenues:
Cost of products	428	306
Cost of service and support	2,487	2,253

Total cost of revenues	2,915	2,559

Gross profit	6,170	6,253

Operating expenses:
Sales and marketing	6,936	6,406
Research and development	2,119	1,146
General and administrative	1,996	1,771

Total operating expenses	11,051	9,323

Operating loss	(4,881)	(3,070)

Other income from related party	67	78
Interest and other income	153	255

Net loss before income tax	(4,661)	(2,737)
Income tax expense (benefit)	3	(109)

Net loss	$(4,664)	$(2,628)

Basic and diluted net loss per share:	$(0.27)	$(0.15)

Shares used in computing basic and diluted net loss per share	17,338	17,003

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	March 31, 2008	December 31, 2007	March 31, 2007

Assets
Current assets:
Cash and cash equivalents	$4,672	$21,179	$12,108
Accounts receivable, net	4,742	6,155	4,706
Deferred income taxes	1,191	1,191	—
Prepaid expenses and other current assets	1,756	1,291	1,286

Total current assets	12,361	29,816	18,100

Property and equipment, net	1,741	1,742	1,140
Loan to JTT Holdings	—	1,000	—
Deferred acquisition costs	—	319	—
Goodwill	4,557	—	—
Identified intangible assets, net	7,011	—	—
Other assets	939	926	901

Total assets	$26,609	$33,803	$20,141

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$439	$716	$646
Accrued liabilities	4,239	3,859	3,690
Deferred revenue	15,322	17,379	12,694

Total current liabilities	20,000	21,954	17,030
Deferred revenue, long-term	4,443	5,576	3,491
Other liabilities	464	453	422

Total liabilities	24,907	27,983	20,943

Stockholders’ equity (deficit):
Common stock and additional paid in capital	83,104	82,558	79,718
Accumulated deficit	(81,402)	(76,738)	(80,520)

Total stockholders’ equity (deficit):	1,702	5,820	(802)

Total liabilities and stockholders’ equity (deficit)	$26,609	$33,803	$20,141

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended March 31,

	2008	2007

Operating Activities:
Net loss	$(4,664)	$(2,628)
Items to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	272	82
Stock based compensation	533	465
Changes in operating assets and liabilities:
Accounts receivable	1,413	2,392
Prepaid expenses and other current assets	(465)	(315)
Other assets	(13)	8
Accounts payable	(277)	39
Accrued liabilities	380	(1,399)
Deferred revenue	(3,190)	(2,974)
Other liabilities	11	11

Net cash used in operating activities	(6,000)	(4,319)

Investing Activities:
Purchases of property and equipment, net	(92)	(281)
Purchase of goodwill	(4,557)	—
Purchase of identified intangible assets	(7,190)	—
Loan to JTT Holdings	1,000	—
Acquisition costs	319	—

Net cash used in investing activities	(10,520)	(281)

Financing Activities:
Proceeds from issuance of common stock, net	13	344

Net cash provided by financing activities	13	344

Decrease in cash and cash equivalents	(16,507)	(4,256)

Cash and cash equivalents at beginning of period	21,179	16,364

Cash and cash equivalents at end of period	$4,672	$12,108